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                                                                    Exhibit 99.1


CONTACT:

QUESTCOR PHARMACEUTICALS, INC.                      THE INVESTOR RELATIONS GROUP
Charles J. Casamento                                Shayne Payne / Dian Griesel
Chairman, President & CEO                           212/736-2650
Hans P. Schmid
VP, Finance & Admin, CFO
510/732-5551

          QUESTCOR ESTABLISHES RELATIONSHIP WITH SIGMA-TAU, THE LEADING
                  RESEARCH-BASED ITALIAN PHARMACEUTICAL COMPANY

HAYWARD, CA - APRIL 4, 2001 -- Questcor Pharmaceuticals, Inc. (AMEX:QSC - news) signed an agreement today with Sigma-Tau, the leading research-based Italian pharmaceutical company. The agreement provides for an immediate investment in Questcor of $1.5 million, plus a $100,000 option to invest another $1.5 million within the next six months, and a four (4) week period during which the two companies will discuss strategic co-development and co-promotion opportunities which may potentially exist between the companies. Upon completion of the initial investment, Sigma-Tau will own approximately 10.2% of Questcor's outstanding common stock, and if the option is exercised in full, Sigma-Tau would own 18.5% of Questcor's outstanding common stock.

"We are very pleased to have Sigma-Tau as an investor and a potential collaboration partner" commented Charles J. Casamento, Chairman, President and CEO of Questcor. "There are a number of complimentary areas of strategic interest between our two companies, and we look forward to working with Sigma-Tau to maximize current and future product opportunities for both companies." Both Sigma-Tau and Questcor have development projects and marketed products in the areas of nephrology, pediatric neurology and mitochondrial diseases.

Sigma-Tau is the second leading pharmaceutical company in Italy in sales and the leading group as a percentage of annual sales turnover devoted to research and development. Therapeutic areas on which the company's research and development are focused include oncology, neurology, cardiovascular, gastroenterology and immunology. Sigma-Tau has operating subsidiaries in Spain, Switzerland, the Netherlands, France, Germany, and the United States. Sigma-Tau maintains a presence in all of the world's major pharmaceutical markets through either licensees or representative offices. Press releases and corporate information from Sigma-Tau are available on the internet at http://www.Sigma-Tau.it.

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Questcor Pharmaceuticals, Inc. is a fully integrated specialty pharmaceutical company that serves the needs of the acute care and critical care hospital market with its proprietary products including Glofil(TM) 125 and Inulin for measuring renal GFR, Ethamolin(R) for sclerotherapy, and Pramidin(R) for diabetic gastroparesis. Questcor's late stage pipeline products are being developed to treat diabetic gastroparesis (stomach paralysis), delayed onset emesis (vomiting), congenital lactic acidosis (CLA), and various central nervous system disorders. As part of a strategy to develop its products globally, Questcor has entered into over 20 contractual relationships with public and private companies including CSC Pharmaceuticals HandelsGmbH of Vienna, Austria; Crinos Group of Como, Italy; Dainippon Pharmaceutical Co., Ltd., of Osaka, Japan; Rigel, Inc. of South San Francisco, CA; Shire Pharmaceuticals Group plc of Andover, UK; and Tularik of South San Francisco, CA. Questcor was created as a result of the merger, on November 17, 1999, of RiboGene, Inc. and Cypros Pharmaceutical Corp.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause the Company's results to differ. Factors that may cause such differences include, but are not limited to, the Company's need for additional funding, uncertainties regarding the company's intellectual property and other research, development, marketing and regulatory risks, and, the ability of the Company to implement its strategy and acquire products and, if acquired, to market them successfully as well as the risks discussed in Questcor's transition report on Form 10-K for the fiscal year ended December 31, 1999, the Risk Factor section of Cypros' Registration Statement on form S-4 (No. 333-87611), and the Company's quarterly reports on form 10-Q ended June 30, 2000 and September 30, 2000 respectively, and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor's prospects and future financial performance.